Exhibit 10.13

International Paper Company

Notice of Award under the

2011-2013 Performance Share Plan (“PSP”)

NAME

ADDRESS

ADDRESS

Identification Number: Employee ID #

THIS CERTIFIES THAT, effective January 1, 2011, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized the grant (the “Award”) of performance-based restricted stock units (“Performance Share Units” or “PSUs”) to [NAME] (the “Participant”) under the terms and conditions of the International Paper Company 2009 Incentive Compensation Plan (the “Plan”). The Award is subject to the Terms and Conditions on the reverse side of this certificate.

Date of Award:	January 1, 2011

Target Number of PSUs
Segment 1 (2011):	[ ]
Segment 2 (2012):	[ ]
Segment 3 (2013):	[ ]
Segment 4 (2011-2013):	[ ]
Total Target Number of PSUs:	[ ]

Performance Period:	January 1, 2011 through December 31, 2013

The Committee has approved the target number of PSUs based on the Participant’s position level at the Company. The target number of PSUs for this Award is [XX]. The actual number of PSUs that the Participant may receive under this Award will be based on the Company’s performance achievement over the 2011-2013 performance period. The actual number of PSUs that the Participant may receive at the end of the 2011-2013 performance period may be greater or less than the target number of PSUs based on the Company’s actual performance achievement. The actual number of PSUs to be paid at the end of the performance period may be reduced at the discretion of the Committee.

Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Plan will govern. By accepting this Award, the Participant acknowledges receipt of a copy of the Company’s PSP prospectus, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the 1st day of January, 2011.

International Paper Company

John V. Faraci

Chairman and Chief Executive Officer

TERMS AND CONDITIONS OF AWARD

This Performance Share Plan award agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). This award (“Award”) is subject to the provisions of the Company’s 2009 Incentive Compensation Plan (the “Plan”). Terms not defined herein are defined in the Plan. This award agreement serves as your acceptance of the PSP award and the terms and conditions described in this agreement.

1.	Compliance with Laws and Regulations. It is intended that this Award, and any securities issued pursuant to this Award, will comply with all provisions of federal and applicable state securities laws.

2.	Performance-Based Restricted Stock Units

(a)	All performance-based restricted stock units (“Performance Share Units” or “PSUs”) issued under this Award will be contingently awarded with respect to each segment of the specific three-year performance period (the “Performance Period”) as described in the Notice of Award set forth on the reverse. PSUs may not be sold, transferred, pledged or assigned at any time. You will be asked to file a beneficiary designation form with the Company that names the beneficiary or beneficiaries of the Award.

(b)	Payout of an Award is contingent solely upon the Company’s achievement of the performance goals over the Performance Period, and not on individual performance.

(c)	All dividend equivalent units accrued during the Performance Period will be reinvested in additional PSUs (which will be allocated to the same Performance Period and will be subject to being earned on the same basis as the original Award).

3.	Payment of Withholding Taxes. Generally, to pay withholding taxes due on an Award upon payout, the Company will reduce the number of PSUs paid to you by an amount sufficient to pay statutorily required withholding taxes.

4.	Method of Determining Actual Award and Removal of Restrictions

(a)	As soon as practicable after the Performance Period, the number of PSUs to be paid under this Award will be determined by the Committee. The decision by the Committee will be final, conclusive and binding upon all parties, including the Company, the shareowners and you. Following the Committee’s approval of the payout, you will receive unrestricted shares of Company common stock equal to the number of PSUs payable to you.

(b)	You will receive prorated PSUs in the following events: (i) termination of your employment without Cause; (ii) death; (iii) Disability; or (iv) voluntary resignation after retirement eligibility as defined under the Retirement Plan of the Company. In these events, you (or, if applicable, your beneficiary or estate) will receive the number of PSUs that would have been earned based on actual Company performance, prorated based for your months of service during each segmented measurement period. Such PSUs are payable at the same time and in the same form as otherwise payable under the Plan.

(c)	Your award will be forfeited and cancelled upon the following events: (i) termination of your employment for Cause, (ii) voluntary resignation before retirement eligibility, (iii) violation of a Non-Competition Agreement or Non-Solicitation Agreement, (iv) failure of a participant in the Company’s Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) to provide one-year’s notice of retirement, or (v) your Misconduct.

(d)	Except as may be provided in a Change in Control Agreement, in the event of Change in Control of the Company, the Award will be treated as described in the Plan.

(e)	In the event the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of any Award with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement.

5.	Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of PSUs awarded you.

6.	Other Terms and Conditions

(a)	The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the plan. Further, the granting of an Award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.

(b)	You (or your estate or beneficiary) will promptly provide all information related to this Award that is requested by the Company for its tax returns.

(c)	You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and condition of the Plan or this Award and with respect to any questions or disputes arising under the Plan or this Award.

(d)	Participation in the Plan and receipt of this Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an award give the Company any right to your continued services for any period. You understand that this Award is in addition to, and not a part of, your annual salary.

(e)	You agree that if execution of a Non-Competition and/or a Non-Solicitation Agreement is required, this Award will be contingent upon your execution of such agreement(s).